Exhibit 99.1

CBAK Energy Reports First Quarter 2024 Unaudited Financial Results

- Expected net income from the battery business to be between RMB220 million and RMB250 million for the full year of 2024

DALIAN, China, May 10, 2024 /PRNewswire/ -- CBAK Energy Technology, Inc. (NASDAQ: CBAT) (“CBAK Energy,” or the “Company”) a leading lithium-ion battery manufacturer and electric energy solution provider in China, today reported its unaudited financial results for the first quarter ended March 31, 2024.

First Quarter of 2024 Financial Highlights

●	Net revenues from sales of batteries were $44.8 million, an increase of 51.5% from $29.6 million in the same period of 2023.

-	Net revenues from batteries used in light electric vehicles were $1.5 million, a decrease of 23.3% from $2.0 million in the same period of 2023.

-	Net revenues from batteries used in electric vehicles were $0.5 million, a decrease of 73.6% from $1.8 million in the same period of 2023.

-	Net revenues from residential energy supply & uninterruptible supplies were $42.8 million, an increase of 66.0% from $25.8 million in the same period of 2023.

●	Gross margin for the battery business was 41.2%, an increase of 30.3 percentage points from 10.9% in the same period of 2023.

●	Net income from the battery business was $11.7 million, compared to $0.1 million in the same period of 2023.

Yunfei Li, Chairman and Chief Executive Officer of the Company, commented, “Last year, we strengthened the foundation of development and continued our growth strategy centered on expanding our battery business. In the first quarter, we accelerated this strategy and achieved promising results with a total net income from the battery business of $11.7 million, equivalent to the net income for the full year of 2023. At the same time, we further reduced losses at Hitrans, our acquired and independently operated materials company, reaching a consolidated net income of $9.6 million for the first quarter, an outstanding achievement during an industry-wide downturn. We expect even faster growth for the rest of the year while remaining committed to our higher profitability goals for our battery business.”

Jiewei Li, Chief Financial Officer and Secretary of the Board of the Company, added, “In the first quarter, we continued to see strong top-line growth. Total net revenues increased by 38.7% year over year, while net revenues from our battery business saw a significant uplift of 51.5% year over year. In addition, the gross margin jumped to 31.9% from 6.9% a year ago, with the gross margin of our battery business surging 30.3 percentage points year over year to 41.2%. As a result, our bottom line turned positive with a net income of $9.6 million and a net income from the battery business of $11.7 million, positive for the third consecutive quarter. For the full year of 2024, we expected net income from the battery business to reach between RMB220 million (or approximately $30.5 million) and RMB250 million (or approximately $34.6 million) for the full year of 2024. We will continue prudently investing while maintaining cost discipline as we aim to ensure long-term sustainable growth.”

First Quarter of 2024 Financial Results

Net revenues1 were $58.8 million, representing an increase of 38.7% compared to $42.4 million in the same period of 2023. This increase was primarily attributable to an increase in revenue from the Company’s battery business.

Among these revenues, detailed revenues from our battery business are:

Battery Business	2023 First Quarter	2024 First Quarter	% Change YoY
Net Revenues ($)	29,603,383	44,837,869	51.5
Gross Profits ($)	3,213,358	18,458,522	474.4
Gross Margin	10.9%	41.2%	-
Net Income ($)	108,924	11,682,429	-
Net Revenues from Battery Business on Applications ($)
Electric Vehicles	1,820,248	480,181	-73.6
Light Electric Vehicles	1,968,057	1,510,292	-23.3
Residential Energy Supply & Uninterruptable supplies	25,815,078	42,847,396	66.0
Total	29,603,383	44,837,869	51.5

[1]	Net revenues consist of the Company’s self-operated battery business and Hitrans, which was acquired in 2021, an independently managed raw materials business.

Cost of revenues was $40.0 million, representing a slightly increase of 1.4% from $39.5 million in the same period of 2023. The increase in the cost of revenues corresponds to the Company’s higher gross profit from the battery business.

Gross profit was $18.8 million, representing an increase of 546.3% from $2.9 million in the same period of 2023. Gross margin was 31.9%, compared to 6.9% in the same period of 2023.

Total operating expenses were $8.5 million, representing an increase of 47.2% from $5.8 million in the same period of 2023.

●	Research and development expenses were $2.8 million, an increase of 14.7% from $2.5 million in the same period of 2023.

●	Sales and marketing expenses were $1.7 million, an increase of 139.1% from $0.7 million in the same period of 2023.

●	General and administrative expenses were $4.1 million, an increase of 65.1% from $2.5 million in the same period of 2023.

●	Recover of doubtful accounts was $0.11 million, compared to a provision of doubtful accounts of $0.13 million in the same period of 2023.

Operating income amounted to $10.3 million, compared to an operating loss of $2.9 million in the same period of 2023.

Finance income, net amounted to $9,663, compared to $5,311 in the same period of 2023.

Change in fair value of warrants was nil, compared to $0.09 million in the same period of 2023.

Net income attributable to shareholders of CBAK Energy was $9.8 million, compared to net loss attributable to shareholders of CBAK Energy of $1.4 million in the same period of 2023.

Net income attributable to shareholders of CBAK Energy (after deducting the change in fair value of warrants) was $9.8 million, compared to a net loss of $1.5 million in the same period of 2023, mainly due to the strong performance of our battery business.

Basic and diluted income per share were both $0.11, compared to basic and diluted loss per share of $0.02 in 2023.

Conference Call

CBAK Energy’s management will host an earnings conference call at 9:00 AM U.S. Eastern Time on Friday, May 10, 2024 (9:00 PM Beijing/Hong Kong Time on May 10, 2024).

For participants who wish to join our call online, please visit:

https://edge.media-server.com/mmc/p/v9opxnit

Participants who plan to ask questions during the call will need to register at least 15 minutes prior to the scheduled call start time using the link provided below. Upon registration, participants will receive the conference call access information, including dial-in numbers, a unique pin, and an email with detailed instructions.

Participant Online Registration:

https://register.vevent.com/register/BIe4ae5869aa8e48ecaaaaf0ac51ddc7ec

Once completing the registration, please dial-in at least 10 minutes before the scheduled start time of the conference call and enter the personal pin as instructed to connect to the call.

A replay of the conference call may be accessed within seven days after the conclusion of the live call at the following website:

https://edge.media-server.com/mmc/p/v9opxnit

The earnings release and the link for the replay are available at ir.cbak.com.cn.

About CBAK Energy

CBAK Energy Technology, Inc. (NASDAQ: CBAT) is a leading high-tech enterprise in China engaged in the development, manufacturing, and sales of new energy high power lithium and sodium batteries, as well as the production of raw materials for use in manufacturing high power lithium batteries. The applications of the Company’s products and solutions include electric vehicles, light electric vehicles, energy storage and other high-power applications. In January 2006, CBAK Energy became the first lithium battery manufacturer in China listed on the Nasdaq Stock Market. CBAK Energy has multiple operating subsidiaries in Dalian, Nanjing, Shaoxing and Shangqiu, as well as a large-scale R&D and production base in Dalian.

For more information, please visit ir.cbak.com.cn.

Safe Harbor Statement

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements.

Any forward-looking statements contained in this press release are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: significant legal and operational risks associated with having substantially all of our business operations in China, that the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless, the effects of the global Covid-19 pandemic or other health epidemics, changes in domestic and foreign laws, regulations and taxes, the volatility of the securities markets; and other risks including, but not limited to, the ability of the Company to meet its contractual obligations, the uncertain markets for the Company’s products and business, macroeconomic, technological, regulatory, or other factors affecting the profitability of our products and solutions that we discussed or referred to in the Company’s disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) available on the SEC’s website at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K as well as in our other reports filed or furnished from time to time with the SEC. You should read these factors and the other cautionary statements made in this press release. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. The forward-looking statements included in this press release are made as of the date of this press release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, other than as required by applicable law.

For further inquiries, please contact:

In China:

CBAK Energy Technology, Inc.
Investor Relations Department
Phone: +86-18675423231
Email: ir@cbak.com.cn

Piacente Financial Communications
Ms. Hui Fan
Tel: +86-10-6508-0677
Email: CBAK@thepiacentegroup.com

In the United States:

Piacente Financial Communications

Ms. Brandi Piacente
Tel: +1-212-481-2050
Email: CBAK@thepiacentegroup.com

CBAK Energy Technology, Inc. and Subsidiaries

Condensed consolidated Balance Sheets

As of December 31, 2023 and March 31, 2024

(Unaudited)

(In US$ except for number of shares)

	December 31, 2023	March 31, 2024
		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,643,267	$3,033,376
Pledged deposits	54,179,549	33,223,384
Term deposits	-	20,756,497
Trade and bills receivable, net	28,653,047	36,415,217
Inventories	33,413,422	28,260,340
Prepayments and other receivables	7,459,254	8,438,534
Receivables from a former subsidiary, net	74,946	35,947
Total current assets	128,423,485	130,163,295

Property, plant and equipment, net	91,628,832	88,961,277
Construction in progress	37,797,862	37,654,290
Long-term investments, net	2,565,005	2,502,537
Prepaid land use rights	11,712,704	11,433,966
Intangible assets, net	841,360	720,339
Deposit paid for acquisition of long-term investments	7,101,492	11,883,163
Operating lease right-of-use assets, net	1,084,520	3,140,214
Total assets	$281,155,260	$286,459,081

Liabilities
Current liabilities
Trade and bills payable	$82,429,575	$79,020,817
Short-term bank borrowings	32,587,676	36,106,533
Other short-term loans	339,552	338,876
Accrued expenses and other payables	41,992,540	35,899,319
Payables to a former subsidiary, net	411,111	416,491
Deferred government grants, current	375,375	485,863
Product warranty provisions	23,870	20,775
Operating lease liability, current	691,992	699,745
Finance lease liability, current	1,643,864	2,031,310
Income tax payable	-	1,042,033
Total current liabilities	160,495,555	156,061,762

Deferred government grants, non-current	6,203,488	5,859,142
Product warranty provisions	522,574	535,655
Operating lease liability, non-current	475,302	2,761,173
Total liabilities	167,696,919	165,217,732

Commitments and contingencies

Shareholders’ equity
Common stock $0.001 par value; 500,000,000 authorized; 90,063,396 issued and 89,919,190 outstanding as of December 31, 2023 and March 31, 2024	90,063	90,063
Donated shares	14,101,689	14,101,689
Additional paid-in capital	247,465,817	247,582,399
Statutory reserves	1,230,511	1,230,511
Accumulated deficit	(134,395,762)	(124,559,312)
Accumulated other comprehensive loss	(11,601,403)	(13,497,204)
	116,890,915	124,948,146
Less: Treasury shares	(4,066,610)	(4,066,610)
Total shareholders’ equity	112,824,305	120,881,536
Non-controlling interests	634,036	359,813
Total equity	113,458,341	121,241,349
Total liabilities and shareholder’s equity	$281,155,260	$286,459,081

CBAK Energy Technology, Inc. and Subsidiaries

Condensed consolidated Statements of Operations and Comprehensive Income (Loss)

For the three months ended March 31, 2023 and 2024

(Unaudited)

(In US$ except for number of shares)

	Three months ended March 31,
	2023	2024
Net revenues	$42,396,701	$58,822,432
Cost of revenues	(39,490,957)	(40,041,385)
Gross profit	2,905,744	18,781,047
Operating expenses:
Research and development expenses	(2,455,328)	(2,815,518)
Sales and marketing expenses	(721,004)	(1,724,032)
General and administrative expenses	(2,479,135)	(4,092,527)
(Provision for) recovery of doubtful accounts	(131,167)	114,013
Total operating expenses	(5,786,634)	(8,518,064)
Operating (loss) income	(2,880,890)	10,262,983
Finance income, net	5,311	9,663
Other income, net	183,213	367,438
Share of loss of equity investee	-	(18,824)
Changes in fair value of warrants liability	85,000	-
(Loss) income before income tax	(2,607,366)	10,621,260
Income tax credit (expenses)	402,884	(1,048,786)
Net (loss) income	(2,204,482)	9,572,474
Less: Net loss attributable to non-controlling interests	824,127	263,976
Net (loss) income attributable to shareholders of CBAK Energy Technology, Inc.	$(1,380,355)	$9,836,450

Net (loss) income	(2,204,482)	9,572,474
Other comprehensive income
– Foreign currency translation adjustment	748,779	(1,906,048)
Comprehensive (loss) income	(1,455,703)	7,666,426
Less: Comprehensive loss attributable to non-controlling interests	730,021	274,223
Comprehensive (loss) income attributable to CBAK Energy Technology, Inc.	$(725,682)	7,940,649

(Loss) income per share
– Basic	$(0.02)	$0.11
– Diluted	$(0.02)	$0.11

Weighted average number of shares of common stock:
– Basic	89,013,359	89,925,024
– Diluted	89,013,359	90,123,965